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                                                                   Exhibit 10w-5

                                AMENDMENT TO THE
                        BELLSOUTH RETIREMENT SAVINGS PLAN

         THIS AMENDMENT to the BellSouth Retirement Savings Plan (the "Plan") is made as of this 22nd day of December, 1999, by the BellSouth Savings Plan Committee (the "Committee").

                              W I T N E S S E T H:

         WHEREAS, BellSouth Corporation ("BellSouth") maintains the Plan for the benefit of its employees and employees of certain of its affiliates;

         WHEREAS, Section 19.1 of the Plan provides that the Plan may be amended at any time by action of the delegate of the Board of Directors of BellSouth Corporation;

         WHEREAS, the Board has delegated the authority to approve amendments to the Plan to the Executive Nominating and Compensation Committee, which in turn has delegated this authority to the Committee; and

         WHEREAS, Section 22.4 of the Plan provides that any amendment to this Plan automatically shall be effective as to each Participating Company without any further action by any Participating Company; and

         WHEREAS, the Committee desires to amend the Plan (i) to provide that amounts denominated as back pay that are received by a participant pursuant to a settlement or judgment will be considered compensation for purposes of the Plan only to the extent provided in the settlement or judgment, as applicable; (ii) to reduce the eligibility age to 18, (iii) to liberalize the ESOP investment diversification rules; and (iv) to provide for confidentiality with respect to BellSouth shares allocated under the Plan in compliance with ERISA Section 404(c);

         NOW, THEREFORE, the Plan is amended as follows:

                                       1.

         Effective as of January 1, 1999, Section 2.1 of the Plan is amended by replacing the first sentence of the definition of "Eligible Compensation" with the following:

                           "ELIGIBLE COMPENSATION" shall mean, for each Eligible
                  Employee of a Participating Company, (a)(i) the sum of such Employee's base salary, lump sum merit awards and incentive compensation (other than awards under any long or short term incentive plan for senior management) received from the Participating Company as determined from the Participating Company's payroll records prior to



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                  any deferrals under Section 4.1(a) of this Plan or any Code
                  Section 125 plan maintained by a Participating Company; (ii) including amounts of back pay representing back payments of any of the amounts described in clause (a)(i) hereof, but only to the extent (A) such amounts would have been treated as Eligible Compensation hereunder if paid during the period to which the back pay relates and (B) the settlement agreement, court order or similar instrument providing for the award of such back pay specifies that it should be included in compensation for purposes of the Plan; and (iii) excluding overtime, shift differentials and other premium pay; or (b) such other meaning as set forth in the applicable Adoption Agreement; provided, however, that in a Plan Year in which a Participating Employee becomes an Eligible Employee, the sum in clause (a) shall include such amounts beginning with the pay period that begins with or immediately follows the first day of the month immediately following the date on which he becomes an Eligible Employee.

                                       2.

         Effective as of January 1, 1999, Section 2.1 of the Plan is amended by replacing clause (a) of the first sentence in the definition of "Eligible Employee" with the following:

                  (a)      who has attained age 18,

                                       3.

         Effective January 1, 2000, Section 7.5 of the Plan is amended by deleting said section in its entirety and by substituting therefor the following:

                           5. ESOP ACCOUNT DIVERSIFICATION. Each Participating
                  Employee, who has attained age 55, may elect, during the period from January 1 through the last business day of March of such Plan Year and each succeeding Plan Year, that 25% of the value of BellSouth Shares credited to his ESOP Account (100% of the value such BellSouth Shares for a Participating Employee who has attained age 60) be transferred to any one or more of the investment funds available under Section 7.1, based on the value of the Units representing each such investment fund as of the Business Day on which transfer is made. If there are less than three investment funds available under Section 7.1 and the Participating Employee has also completed at least ten years of participation in the ESOP before the beginning of a Plan Year, then, in lieu of electing to diversify his investments (as provided in the preceding sentence), he may elect (i) during the five consecutive Plan Year period beginning after he first attains age 55 and completes ten years of such participation, to have 25% of the BellSouth Shares credited to his ESOP Account distributed to him; and (ii) for the Plan Year immediately succeeding the end of such five consecutive Plan Year period, to have 50% of the BellSouth Shares



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                  credited to his ESOP Account distributed to him. All
                  elections, transfers and distributions required under this section shall be made in accordance with Plan Rules and shall be interpreted to satisfy at least the minimum requirements under Code Section 401(a)(28).


                                       4.

         Effective as of January 1, 1999, Section 7 is amended by adding thereto a new Section 7.10 as follows:

                           10. CONFIDENTIALITY OF BELLSOUTH SHARES. All
                  information relating to (i) the purchase, holding and sale of BellSouth Shares, and (ii) the exercise of voting, tender and similar rights with respect to BellSouth Shares by Participating Employees and Beneficiaries shall be maintained in accordance with procedures which are designed to safeguard the confidentiality of such information, except to the extent necessary to comply with federal laws or state laws not preempted by ERISA. The Committee shall be the fiduciary that is responsible for ensuring that such confidentiality procedures are sufficient to safeguard the confidentiality of the information described hereinabove and that such procedures are being followed. Furthermore, if the Committee determines that any activities relating to the BellSouth Shares involve a potential for undue employer influence upon Participating Employees and Beneficiaries with regard to the direct or indirect exercise of shareholder rights, the Committee shall designate an independent fiduciary (I.E., a fiduciary who is not affiliated with BellSouth or any of its Affiliates or Subsidiaries) to carry out the activities relating to any such situations.

                                       5.

         Any other provisions of the Plan not amended herein shall remain in full force and effect.

         IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized representative of the Committee as of the date first written above.

                                         BELLSOUTH SAVINGS PLAN COMMITTEE


                                         By:/s/ RD Sibbernsen
                                                 Richard D. Sibbernsen, Chairman